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EXHIBIT 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Interest
Appixia Ltd.	Israel	100%
Wixpress Brasil Serviços De Internet Ltda.	Brazil	100%
Wix.com, Inc.	Delaware, United States	100%
Wix.com Luxemburg S.a.r.l	Luxemburg	100%
Wix.com UAB	Lithuania	100%

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  EXHIBIT 8.1
List of Subsidiaries